Exhibit 10.2

MIRANT CORPORATION RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award (this “Award”) is made as of January 13, 2006, by MIRANT CORPORATION, a US corporation (the “Company”) to [EXECUTIVENAME] (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company entered into an employment agreement with Executive, dated as of [DATE] (the “Agreement”) providing for the grant to Executive of restricted stock units (“Restricted Stock Units”) upon the Company’s emergence from bankruptcy protection; and

WHEREAS, pursuant to the terms of the Agreement the Compensation Committee of the Board of Directors of the Company (the “Board”) has granted to Executive an award of Restricted Stock Units to promote Executive’s long-term interests in the success of the Company;

NOW THEREFORE, the Company awards Restricted Stock Units to Executive pursuant to the following terms and conditions:

1.             Restricted Stock Unit Award.  The Company hereby grants to Executive an award of [NUMBER OF UNITS] Restricted Stock Units that are to be settled in common stock of the Company (“Common Stock”).  The Restricted Stock Units shall be transferable only in accordance with the provisions of Section 8 of this Award and subject to the restrictions and other conditions set forth herein.  This Award is granted, and the shares to be delivered to Executive in settlement of the Restricted Stock Units shall be issued, under the Mirant Corporation 2005 Omnibus Incentive Compensation Plan (the “Plan”).

2.             Restrictions.  Except as provided in Section 3 below, the Restricted Stock Units shall vest and become transferable as follows:

a.     [VEST PERCENTAGE 1] of the Restricted Stock Units shall vest [VEST DATE 1];

b.              [VEST PERCENTAGE 2] of the Restricted Stock Units shall vest [VEST DATE 2];

c.     [VEST PERCENTAGE 3] of the Restricted Stock Units shall vest [VEST DATE 3]; and

d.     [VEST PERCENTAGE 4] of the Restricted Stock Units shall vest [VEST DATE 4].

3.             Change in Employment Status.

a.             Termination Without Cause, Non-Renewal, for Good Reason, Death or Disability.  In the event of Executive’s termination of employment with the Company (regardless of whether such termination is in connection with a Change in Control (as defined in the Agreement)) (i) by the Company without Cause (as defined in the Agreement), (ii) by reason of the failure of the Company to offer to renew the Agreement (as provided in the Agreement), (iii) by Executive for Good Reason (as defined in the Agreement) or (iv) as a result of Executive’s death or Disability (as defined in the Agreement), all Restricted Stock Units that have not already vested, as of the date of such termination, shall vest immediately and become nonforfeitable.

b.             Termination for Cause, Voluntary Resignation Without Good Reason.  In the event of Executive’s termination of employment with the Company (i) by the Company for Cause or (ii) by reason of Executive’s resignation from the Company for any reason other than Good Reason, all Restricted Stock Units that have not already vested as of the date of such termination shall be immediately forfeited by Executive.

4.             Book Entry Account.  Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Stock Units in Executive’s name effective as of the grant date, provided that the Company shall retain control of such account until the Restricted Stock Units have become vested in accordance with this Award and shares of Common Stock have been issued in settlement of the Restricted Stock Units.

5.             Distribution of Shares.  Consistent with the provisions of Section 3 of this Award and except as provided in the following sentence, on the day following Executive’s termination of employment with the Company or immediately prior to the occurrence of a Change on Control (provided that the Change of Control qualifies as a change in control event as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations and guidance thereunder), Executive (or in the event of death or incapacity in connection with a Disability, the Executive’s executor, administrator, trustee, guardian or other duly appointed legal representative, as the case may be) shall receive one share of the Company’s Common Stock, as provided in Section 1 above in satisfaction of each Restricted Stock Unit credited to his account under Section 4 above and vested either theretofore or by reason of the event resulting in such termination.  Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code and the applicable regulations and guidance thereunder, any distribution of shares of Common Stock under this Award shall be delayed to the first day after the six-month anniversary of Executive’s separation from service, as defined in Code Section 409A and the applicable regulations and guidance thereunder.

6.             Stockholder Rights; Dividend Equivalents.  The Restricted Stock Units do not confer to Executive or any Permitted Transferee any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with the Restricted Stock Units.  However, if and when dividends or other distributions are paid with respect to the Common Stock while the Restricted Stock

Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be converted into additional Restricted Stock Units based on the fair market value of the Common Stock as of the date such dividends or distributions were payable, and such additional Restricted Stock Units shall be credited to Executive’s account under Section 4 hereof and shall be subject to the same transfer restrictions and conversion provisions as apply to the Restricted Stock Units with respect to which they relate.

7.             Withholding.  Executive shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction), which the Company is required to withhold at any time with respect to the Restricted Stock Units.  Such payment shall be made in full, at Executive’s election, in cash or check, by withholding from Executive’s next normal payroll check, or by the tender of shares of Common Stock previously owned by Executive.  Shares tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises.  Without limiting the foregoing, Executive may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the Restricted Stock Units upon settlement a number of shares of Common Stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

8.             Transferability.  Except as otherwise provided in this Agreement, the Restricted Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise.  Any attempted transfer of the Restricted Stock Units prohibited by this Section 8 shall be null and void.

9.             Adjustments.  In the event that the outstanding shares of Common Stock are subject to a stock split or changed into or exchanged for a different number or kind of shares or other securities of the Company or other corporation by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares or a dividend payable in capital stock, or a similar corporate structural change, then the rights of the Executive shall be appropriately adjusted as to the number of shares of Common Stock subject to the Restricted Stock Unit Award.  The granting of the Restricted Stock Units pursuant to this Award shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

10.           Change in Control.  Article 19 of the Plan shall govern this Award in the event of a Change of Control.  Article 19 generally provides that upon a Change of Control of the Company, the Restricted Stock Units will become fully vested and nonforfeitable, unless a new “Replacement Award” (as defined in the Plan) is granted to Executive.

11.           Agreement and Plan Provisions.  In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Agreement and in the Plan, which are incorporated herein by reference.  In the event of any conflict between the provisions of this Award or the Plan and the Agreement, the Agreement shall control.

12.           Notice.  Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Senior Vice President – Administration at Company’s North American headquarters at 1155 Perimeter Center West, Atlanta, Georgia 30338, and to Executive at his most recent home address on record with the Company, with a copy [NAME AND ADDRESS].  Notices are effective upon receipt.

13.           Miscellaneous.

(a)           Limitation of Rights.  The granting of this Award shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiary or interfere in any way with the right of the Company or any such subsidiary to terminate Executive’s services at any time, or the right of Executive to terminate his services at any time.

(b)           Severability.  If any term, provision, covenant or restriction contained in this Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(c)           Controlling Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Award shall be governed by, and construed in accordance with, the laws of the State of Georgia.

(d)           Arbitration.  Any dispute or controversy arising under or in connection with the Agreement or this Award or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to the Agreement or this Award and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.  The Company shall reimburse Executive’s reasonable legal fees if he prevails on a material issue in an arbitration.

(e)           Construction.  This Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that this Award shall be subject to the terms and conditions set forth in the Agreement.  There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(f)            Headings.  Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Award or any provision hereof.

IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer executes this Award on behalf of the Company as of the day and year first set forth above.

MIRANT CORPORATION

By:

Its: Chairman and Chief Executive Officer